Term sheet
To prospectus dated November 14, 2011,
prospectus supplement dated November 14, 2011,
product supplement no. 4-I dated November 14, 2011 and
underlying supplement no. 1-I dated November 14, 2011	Term Sheet Product Supplement No. 4-I Registration Statement No. 333-177923 Dated March 12, 2012; Rule 433

Structured Investments	$ Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index due April 4, 2013

General

•	The notes are designed for investors who seek exposure to any appreciation of the MSCI AC Asia ex Japan Index, up to a maximum return on the MSCI AC Asia ex Japan Index of at least 35.00% at maturity, while being exposed to any depreciation of the S&P 500® Index. Investors should be willing to forgo any benefit from any appreciation of the S&P 500® Index. Investors should also be willing to forgo interest and dividend payments and, if the Capped Upside Return is not sufficient to offset the Downside Return, be willing to lose some or all of their principal. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.
•	Senior unsecured obligations of JPMorgan Chase & Co. maturing April 4, 2013*
•	The payment at maturity is not linked to a basket composed of the Indices. The payment at maturity is linked to any appreciation of the Upside Index, subject to the Maximum Return, and any depreciation of the Downside Index, as described below.
•	Minimum denominations of $10,000 and integral multiples of $1,000 in excess thereof
•	The notes are expected to price on or about March 16, 2012 and are expected to settle on or about March 21, 2012.
•	The terms of the notes as set forth in “Key Terms” below, to the extent they differ or conflict with those set forth in the accompanying product supplement no. 4-I, supersede the terms set forth in product supplement no. 4-I. In particular, the payment at maturity is linked to any appreciation of the Upside Index, subject to the Maximum Return, and any depreciation of the Downside Index, as described below, and is not linked to a basket composed of the Indices. Please refer to “Supplemental Terms of the Notes” in this pricing supplement for more information.

Key Terms

Indices:	The MSCI AC Asia ex Japan Index (the “Upside Index”) and the S&P 500® Index (the “Downside Index”). We refer to each of the Upside Index and the Downside Index as an “Index” and, collectively, as the “Indices.”
Payment at Maturity:	The payment at maturity on the notes will reflect any appreciation of the Upside Index, up to the Maximum Return, and any depreciation of the Downside Index. Accordingly, your payment at maturity per $1,000 principal amount note will be calculated as follows:
$1,000 × (1 + Capped Upside Return + Downside Return)

You will lose some or all of your initial investment at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The Capped Upside Return will not be sufficient to offset the Downside Return if, between the pricing date and the Observation Date, (a) both Indices depreciate, (b) the Downside Index depreciates while the Upside Index remains flat, (c) the Downside Index depreciates by a greater percentage than the percentage by which the Upside Index appreciates or (d) the Downside Index depreciates by a percentage that is greater than the Maximum Return.

For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?” in this term sheet.

Maximum Return:	At least 35.00%. For example, assuming the Maximum Return is 35.00%, if the Index Return of the Upside Index is equal to or greater than 35.00%, the Capped Upside Return will be equal to 35.00%. The actual Maximum Return will be determined on the pricing date and will not be less than 35.00%. Accordingly, the actual maximum payment at maturity per $1,000 principal amount note will not be less than $1,350.00.
Capped Upside Return:	The Index Return of the Upside Index, provided that the Capped Upside Return will not be greater than the Maximum Return or less than 0%.
Downside Return:	The Index Return of the Downside Index, provided that the Downside Return will not be greater than 0%. Because the Downside Return will never be greater than 0%, you will be exposed to any depreciation in the Downside Index, but you will receive no benefit from any appreciation of the Downside Index.
Index Return:	Ending Index Level – Initial Index Level Initial Index Level
Initial Index Level:	With respect to an Index, the Index closing level of that Index on the pricing date
Ending Index Level:	With respect to an Index, the Index closing level of that Index on the Observation Date
Observation Date*:	April 1, 2013
Maturity Date*:	April 4, 2013
CUSIP:	48125VRS1
*	Subject to postponement in the event of a market disruption event and as described under “Description of Notes — Payment at Maturity” and “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement no. 4-I and “Supplemental Terms of the Notes” in this term sheet. For the avoidance of doubt, the notes are not linked to a basket composed of the Indices.

Investing in the Return Notes involves a number of risks. See “Risk Factors” beginning on page PS-21 of the accompanying product supplement no. 4-I, “Risk Factors” beginning on page US-1 of the accompanying underlying supplement no. 1-I and “Selected Risk Considerations” beginning on page TS-5 of this term sheet.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or passed upon the accuracy or the adequacy of this term sheet or the accompanying product supplement, underlying supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense.

	Price to Public (1)	Fees and Commissions (2)	Proceeds to Us
Per note	$	$	$
Total	$	$	$
(1)	The price to the public includes the estimated cost of hedging our obligations under the notes through one or more of our affiliates, which includes our affiliates’ expected cost of providing such hedge as well as the profit our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. For additional related information, please see “Use of Proceeds and Hedging” beginning on page PS-48 of the accompanying product supplement no. 4-I.
(2)	Please see “Supplemental Plan of Distribution (Conflicts of Interest)” in this term sheet for information about fees and commissions.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

March 12, 2012

Additional Terms Specific to the Notes

JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this term sheet relates. Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase & Co. has filed with the SEC for more complete information about JPMorgan Chase & Co. and this offering. You may get these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in this offering will arrange to send you the prospectus, the prospectus supplement, product supplement no. 4-I, underlying supplement no. 1-I and this term sheet if you so request by calling toll-free 866-535-9248.

You may revoke your offer to purchase the notes at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, the notes prior to their issuance. In the event of any changes to the terms of the notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes, in which case we may reject your offer to purchase.

You should read this term sheet together with the prospectus dated November 14, 2011, as supplemented by the prospectus supplement dated November 14, 2011 relating to our Series E medium-term notes of which these notes are a part, and the more detailed information contained in product supplement no. 4-I dated November 14, 2011 and underlying supplement no. 1-I dated November 14, 2011. This term sheet, together with the documents listed below, contains the terms of the notes and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, fact sheets, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Risk Factors” in the accompanying product supplement no. 4-I and “Risk Factors” in the accompanying underlying supplement no. 1-I, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Product supplement no. 4-I dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007593/e46160_424b2.pdf
•	Underlying supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007615/e46154_424b2.pdf
•	Prospectus supplement dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007578/e46180_424b2.pdf
•	Prospectus dated November 14, 2011: http://www.sec.gov/Archives/edgar/data/19617/000089109211007568/e46179_424b2.pdf

Our Central Index Key, or CIK, on the SEC website is 19617. As used in this term sheet, the “Company,” “we,” “us” and “our” refer to JPMorgan Chase & Co.

Supplemental Terms of the Notes

For purposes of the notes offered by this term sheet:

(a)	notwithstanding anything to the contrary in the accompanying product supplement, the payment at maturity is linked to any appreciation of the Upside Index, subject to the Maximum Return, and any depreciation of the Downside Index, between the pricing date and the Observation Date, as described under “Key Terms” in this term sheet, and is not linked to a basket composed of the Indices;
(b)	with respect to the section entitled “Description of Notes — Postponement of a Determination Date — B. Notes Linked to a Basket” in the accompanying product supplement, (i) the words “calculating the Basket Closing Level or making other determinations” in the final sentence of the first paragraph are deemed deleted in their entirety and replaced with “making any determinations” and (ii) the words “a Basket consisting of” in the first sentence of the second paragraph are deemed deleted in their entirety; and
(c)	the third paragraph of “General Terms of Notes — Payment upon an Event of Default” in the accompanying product supplement is deemed deleted in its entirety.

Supplemental Information about the MSCI AC Asia ex Japan Index

We have derived all information contained in this term sheet regarding the MSCI AC Asia ex Japan Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. Such information reflects the policies of, and is subject to change by, MSCI Inc. (“MSCI”). We make no representation or warranty as to the accuracy or completeness of such information. The MSCI AC Asia ex Japan Index is calculated, maintained and published by MSCI. MSCI has no obligation to continue to publish, and may discontinue publication of, the MSCI AC Asia ex Japan Index.

The MSCI AC Asia ex Japan Index is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. As of the date of this term sheet, the MSCI AC Asia ex Japan Index consists of the following 10 developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan and Thailand. The MSCI AC Asia ex Japan Index is reported by Bloomberg Financial Markets under ticker symbol “MXASJ.”

For more information about the index calculation methodology used to formulate the MSCI AC Asia ex Japan Index (which is also used to formulate the indices included in the MSCI Global Index Series), see “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I. For purposes of this term sheet, all references to the MSCI Indices contained in the above-referenced section are deemed to include the MSCI AC Asia ex Japan Index.

JPMorgan Structured Investments —	TS-1
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?

The following tables and examples illustrate the hypothetical total return at maturity on the notes, assuming a range of performances for the Indices. The “total return” as used in this term sheet is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount note to $1,000. The hypothetical total returns set forth below assume an Initial Index Level of 530 for the Upside Index, an Initial Index Level of 1,350 for the Downside Index and a Maximum Return of 35.00%. The actual Maximum Return will be determined on the pricing date and will not be less than 35.00%. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the notes. The numbers appearing in the following tables and the examples have been rounded for ease of analysis.

Scenario A: Both Indices remain flat or appreciate between the pricing date and the Observation Date.

If both Indices remain flat or appreciate between the pricing date and the Observation Date, the Capped Upside Return will reflect any appreciation of the Upside Index, subject to the Maximum Return, and the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Index. The following table and examples illustrate the hypothetical total return at maturity on the notes under these circumstances.

Ending Index Level of the Upside Index	Index Return of the Upside Index	Capped Upside Return	Downside Return	Total Return
954.00	80.00%	35.00%	0.00%	35.00%
901.00	70.00%	35.00%	0.00%	35.00%
848.00	60.00%	35.00%	0.00%	35.00%
795.00	50.00%	35.00%	0.00%	35.00%
742.00	40.00%	35.00%	0.00%	35.00%
715.50	35.00%	35.00%	0.00%	35.00%
689.00	30.00%	30.00%	0.00%	30.00%
636.00	20.00%	20.00%	0.00%	20.00%
609.50	15.00%	15.00%	0.00%	15.00%
583.00	10.00%	10.00%	0.00%	10.00%
556.50	5.00%	5.00%	0.00%	5.00%
543.25	2.50%	2.50%	0.00%	2.50%
530.00	0.00%	0.00%	0.00%	0.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 609.50. Because the Ending Index Level of the Upside Index of 609.50 is greater than its Initial Index Level of 530 and the Index Return of 15% does not exceed the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 15%. Because the Downside Index remains flat or appreciates between the pricing date and the Observation Date, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,150 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 15% + 0%) = $1,150

Example 2: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 795. Because the Ending Index Level of the Upside Index of 795 is greater than its Initial Index Level of 530 and the Index Return of 50% exceeds the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 35.00%. Because the Downside Index remains flat or appreciates between the pricing date and the Observation Date, the Downside Return is 0%. Accordingly, the investor receives a payment at maturity of $1,350 per $1,000 principal amount note, the hypothetical maximum payment on the notes, calculated as follows:

$1,000 × (1 + 35% + 0%) = $1,350

Scenario B: Both Indices remain flat or depreciate between the pricing date and the Observation Date.

If both Indices remain flat or depreciate between the pricing date and the Observation Date, the Capped Upside Return will be equal to 0%, regardless of any depreciation in the Downside Index, and the Downside Return will reflect any depreciation of the Downside Index. Accordingly, under these circumstances, the investor will lose some or all of their initial investment at maturity. The following table and examples illustrate the hypothetical total return at maturity on the notes under these circumstances.

Ending Index Level of the Downside Index	Index Return of the Downside Index	Capped Upside Return	Downside Return	Total Return
1,350.00	0.00%	0.00%	0.00%	0.00%
1,282.50	-5.00%	0.00%	-5.00%	-5.00%
1,215.00	-10.00%	0.00%	-10.00%	-10.00%
1,080.00	-20.00%	0.00%	-20.00%	-20.00%
945.00	-30.00%	0.00%	-30.00%	-30.00%
810.00	-40.00%	0.00%	-40.00%	-40.00%
675.00	-50.00%	0.00%	-50.00%	-50.00%
540.00	-60.00%	0.00%	-60.00%	-60.00%
405.00	-70.00%	0.00%	-70.00%	-70.00%
270.00	-80.00%	0.00%	-80.00%	-80.00%
135.00	-90.00%	0.00%	-90.00%	-90.00%
0.00	-100.00%	0.00%	-100.00%	-100.00%
JPMorgan Structured Investments —	TS-2
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

The following example illustrates how the total returns set forth in the table on the previous page are calculated.

Example 1: The Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 675. Because the Upside Index remains flat or depreciates between the pricing date and the Observation Date, the Capped Upside Return is 0%. Because the Ending Index Level of the Downside Index of 675 is less than its Initial Index Level of 1,350, the Downside Return is equal to -50%. Accordingly, the investor receives a payment at maturity of $500 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -50%) = $500

Example 2: The Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 0. Because the Upside Index remains flat or depreciates between the pricing date and the Observation Date, the Capped Upside Return is 0%. Because the Ending Index Level of the Downside Index of 0 is less than its Initial Index Level of 1,350, the Downside Return is equal to -100%. Accordingly, the investor receives a payment at maturity of $0 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 0% + -100%) = $0

Scenario C: The Upside Index remains flat or appreciates between the pricing date and the Observation Date, while the Downside Index remains flat or depreciates between the pricing date and the Observation Date.

If the Upside Index remains flat or appreciates between the pricing date and the Observation Date, the Capped Upside Return will reflect any appreciation of the Upside Index, subject to the Maximum Return. If the Downside Index remains flat or depreciates between the pricing date and the Observation Date, the Downside Return will reflect any depreciation of the Downside Index. Accordingly, under these circumstances, the performances of the Indices will wholly or partially offset each other, and the investor will lose some or all of their initial investment at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The following table and examples illustrate the hypothetical total return at maturity on the notes under these circumstances.

Ending Index Level of the Upside Index	Index Return of the Upside Index	Capped Upside Return	Ending Index Level of the Downside Index	Index Return of the Downside Index	Downside Return	Total Return
795.00	50.00%	35.00%	1,350.00	0.00%	0.00%	35.00%
795.00	50.00%	35.00%	1,282.50	-5.00%	-5.00%	30.00%
795.00	50.00%	35.00%	1,215.00	-10.00%	-10.00%	25.00%
795.00	50.00%	35.00%	1,012.50	-25.00%	-25.00%	10.00%
795.00	50.00%	35.00%	675.00	-50.00%	-50.00%	-15.00%
795.00	50.00%	35.00%	0.00	-100.00%	-100.00%	-65.00%
662.50	25.00%	25.00%	1,350.00	0.00%	0.00%	25.00%
662.50	25.00%	25.00%	1,282.50	-5.00%	-5.00%	20.00%
662.50	25.00%	25.00%	1,215.00	-10.00%	-10.00%	15.00%
662.50	25.00%	25.00%	1,012.50	-25.00%	-25.00%	0.00%
662.50	25.00%	25.00%	675.00	-50.00%	-50.00%	-25.00%
662.50	25.00%	25.00%	0.00	-100.00%	-100.00%	-75.00%
583.00	10.00%	10.00%	1,350.00	0.00%	0.00%	10.00%
583.00	10.00%	10.00%	1,282.50	-5.00%	-5.00%	5.00%
583.00	10.00%	10.00%	1,215.00	-10.00%	-10.00%	0.00%
583.00	10.00%	10.00%	1,012.50	-25.00%	-25.00%	-15.00%
583.00	10.00%	10.00%	675.00	-50.00%	-50.00%	-40.00%
583.00	10.00%	10.00%	0.00	-100.00%	-100.00%	-90.00%
556.50	5.00%	5.00%	1,350.00	0.00%	0.00%	5.00%
556.50	5.00%	5.00%	1,282.50	-5.00%	-5.00%	0.00%
556.50	5.00%	5.00%	1,215.00	-10.00%	-10.00%	-5.00%
556.50	5.00%	5.00%	1,012.50	-25.00%	-25.00%	-20.00%
556.50	5.00%	5.00%	675.00	-50.00%	-50.00%	-45.00%
556.50	5.00%	5.00%	0.00	-100.00%	-100.00%	-95.00%
530.00	0.00%	0.00%	1,350.00	0.00%	0.00%	0.00%
530.00	0.00%	0.00%	1,282.50	-5.00%	-5.00%	-5.00%
530.00	0.00%	0.00%	1,215.00	-10.00%	-10.00%	-10.00%
530.00	0.00%	0.00%	1,012.50	-25.00%	-25.00%	-25.00%
530.00	0.00%	0.00%	675.00	-50.00%	-50.00%	-50.00%
530.00	0.00%	0.00%	0.00	-100.00%	-100.00%	-100.00%

The following examples illustrate how the total returns set forth in the table above are calculated.

Example 1: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 662.50, and the Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 1,282.50. Because the Ending Index Level of the Upside Index of 662.50 is greater than its Initial Index Level of 530 and the Index Return of 25% does not exceed the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 25%. Because the Ending Index Level of the Downside Index of 1,282.50 is less than its Initial Index Level of 1,350, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,200 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 25% + -5%) = $1,200

JPMorgan Structured Investments —	TS-3
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

Example 2: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 583, and the Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 1,012.50. Because the Ending Index Level of the Upside Index of 583 is greater than its Initial Index Level of 530 and the Index Return of 10% does not exceed the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 10%. Because the Ending Index Level of the Downside Index of 1,012.50 is less than its Initial Index Level of 1,350, the Downside Return is equal to -25%. Accordingly, the investor receives a payment at maturity of $850 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 10% + -25%) = $850

Example 3: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 556.50, and the Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 1,282.50. Because the Ending Index Level of the Upside Index of 556.50 is greater than its Initial Index Level of 530 and the Index Return of 5% does not exceed the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 5%. Because the Ending Index Level of the Downside Index of 1,282.50 is less than its Initial Index Level of 1,350, the Downside Return is equal to -5%. Accordingly, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 5% + -5%) = $1,000

Example 4: The Index closing level of the Upside Index increases from the Initial Index Level of 530 to an Ending Index Level of 795, and the Index closing level of the Downside Index decreases from the Initial Index Level of 1,350 to an Ending Index Level of 675. Because the Ending Index Level of the Upside Index of 795 is greater than its Initial Index Level of 530 and the Index Return of 50% exceeds the hypothetical Maximum Return of 35.00%, the Capped Upside Return is equal to 35.00%. Because the Ending Index Level of the Downside Index of 675 is less than its Initial Index Level of 1,350, the Downside Return is equal to -50%. Accordingly, even though the Upside Index appreciated by the same percentage that the Downside Index depreciated, because of the effect of the Maximum Return on the Capped Upside Return, the investor receives a payment at maturity of $850 per $1,000 principal amount note, calculated as follows:

$1,000 × (1 + 35% + -50%) = $850

Scenario D: The Upside Index remains flat or depreciates between the pricing date and the Observation Date, while the Downside Index remains flat or appreciates between the pricing date and the Observation Date.

If the Upside Index remains flat or depreciates between the pricing date and the Observation Date, the Capped Upside Return will be equal to 0%, regardless of any deprecation in the Upside Index. If the Downside Index remains flat or appreciates between the pricing date and the Observation Date, the Downside Return will be equal to 0%, regardless of any appreciation of the Downside Index. Accordingly, under these circumstances, the investor receives a payment at maturity of $1,000 per $1,000 principal amount note.

The hypothetical returns and hypothetical payouts on the notes shown above do not reflect fees or expenses that would be associated with any sale in the secondary market. If these fees and expenses were included, the hypothetical returns and hypothetical payouts shown above would likely be lower.

Selected Purchase Considerations

•	CAPPED APPRECIATION POTENTIAL — The notes provide the opportunity to receive a capped return that will reflect any appreciation of the Upside Index, up to the Maximum Return of at least 35.00%, while being exposed to any depreciation of the Downside Index, between the pricing date and the Observation Date. The actual Maximum Return will be set on the pricing date and will not be less than 35.00%, and accordingly, the maximum payment at maturity will not be less than $1,350.00 per $1,000 principal amount note. Because the notes are our senior unsecured obligations, payment of any amount on the notes is subject to our ability to pay our obligations as they become due.
•	RETURN LINKED TO THE INDICES — The return on the notes is linked to any appreciation of the MSCI AC Asia ex Japan Index, subject to the Maximum Return, and any depreciation of the S&P 500® Index.

The MSCI AC Asia ex Japan Index is published by MSCI and is a free float-adjusted market capitalization weighted index that is designed to measure the equity market performance of Asia, excluding Japan. As of the date of this term sheet, the MSCI AC Asia ex Japan Index consists of the following 10 developed and emerging market country indices: China, Hong Kong, India, Indonesia, Korea, Malaysia, Philippines, Singapore, Taiwan and Thailand. The MSCI AC Asia ex Japan Index is reported by Bloomberg Financial Markets under ticker symbol “MXASJ.” For additional information about the MSCI AC Asia ex Japan Index, see the information set forth under “Supplemental Information about the MSCI AC Asia ex Japan Index” in this term sheet and “Equity Index Descriptions — The MSCI Indices” in the accompanying underlying supplement no. 1-I.

The S&P 500® Index consists of 500 component stocks selected to provide a performance benchmark for the U.S. equity markets. See “Equity Index Descriptions — The S&P 500® Index” in the accompanying underlying supplement no. 1-I.

•	CAPITAL GAINS TAX TREATMENT — You should review carefully the section entitled “Material U.S. Federal Income Tax Consequences” in the accompanying product supplement no. 4-I. The following discussion, when read in combination with that section, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of notes.

Based on current market conditions, in the opinion of our special tax counsel it is reasonable to treat the notes as “open transactions” that are not debt instruments for U.S. federal income tax purposes. Assuming this treatment is respected, the gain or loss on your notes should be treated as long-term capital gain or loss if you hold your notes for more than a year, whether or not you are an initial purchaser of notes at the issue price. However, the Internal Revenue Service (the “IRS”) or a court may not respect this treatment of the notes, in which case the timing and character of any income or loss on the notes could be significantly and adversely affected. In addition, in 2007 Treasury and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, which might include the notes. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their initial investment.

JPMorgan Structured Investments —	TS-4
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by Non-U.S. Holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the notes, including possible alternative treatments and the issues presented by this notice.

Selected Risk Considerations

An investment in the notes involves significant risks. Investing in the notes is not equivalent to investing directly in either or both Indices or any of the component securities of either or both Indices. These risks are explained in more detail in the “Risk Factors” section of the accompanying product supplement no. 4-I dated November 14, 2011 and “Risk Factors” in the accompanying underlying supplement no. 1-I dated November 14, 2011.

•	YOUR INVESTMENT IN THE NOTES MAY RESULT IN A LOSS — The notes do not guarantee any return of principal. The return on the notes at maturity is linked to any appreciation of the Upside Index, subject to the Maximum Return, and any depreciation of the Downside Index, between the pricing date and the Observation Date, and will depend on whether, and the extent to which, each Index Return is positive or negative. You will lose some or all of your initial investment at maturity if the Capped Upside Return is not sufficient to offset the Downside Return. The Capped Upside Return will not be sufficient to offset the Downside Return if, between the pricing date and the Observation Date, (a) both Indices depreciate, (b) the Downside Index depreciates while the Upside Index remains flat, (c) the Downside Index depreciates by a greater percentage than the percentage by which the Upside Index appreciates or (d) the Downside Index depreciates by a percentage that is greater than the Maximum Return. For additional clarification, please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?” in this term sheet.
•	YOUR MAXIMUM GAIN ON THE NOTES IS LIMITED TO THE MAXIMUM RETURN — Your return, if any, on the notes will not exceed a predetermined percentage of the principal amount, regardless of the appreciation of the Upside Index, which may be significant. We refer to this predetermined percentage as the Maximum Return, which will be set on the pricing date and will not be less than 35.00%.
•	YOU WILL NOT BENEFIT FROM ANY APPRECIATION OF THE DOWNSIDE INDEX — The exposure of the notes to the Downside Index is limited to any negative performance of the Downside Index. You will receive no benefit from any appreciation of the Downside Index, which may be significant.
•	CREDIT RISK OF JPMORGAN CHASE & CO. — The notes are subject to the credit risk of JPMorgan Chase & Co. and our credit ratings and credit spreads may adversely affect the market value of the notes. Investors are dependent on JPMorgan Chase & Co.’s ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Any decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to affect adversely the value of the notes. If we were to default on our payment obligations, you may not receive any amounts owed to you under the notes and you could lose your entire investment.
•	ANY APPRECIATION OF THE UPSIDE INDEX MAY BE MODERATED OR MORE THAN OFFSET BY ANY DEPRECATION OF THE DOWNSIDE INDEX — The payment at maturity on the notes will be reduced to reflect any depreciation of the Downside Index between the pricing date and the Observation Date. This will be true even if the Upside Index appreciates between the pricing date and the Observation Date. Therefore, in calculating the payment at maturity, any appreciation of the Upside Index may be moderated, or more than offset, by any depreciation of the Downside Index.
•	THE NOTES DO NOT REPRESENT AN INVESTMENT IN A BASKET OF INDICIES — Your return on the notes will be determined by reference to any appreciation of the Upside Index, subject to the Maximum Return, and any depreciation of the Downside Index. You may lose some or all of your investment at maturity if the Downside Index depreciates. Please see “What Is the Total Return on the Notes at Maturity, Assuming a Range of Performances for the Indices?” for additional information.
•	POTENTIAL CONFLICTS — We and our affiliates play a variety of roles in connection with the issuance of the notes, including acting as calculation agent and hedging our obligations under the notes. In performing these duties, our economic interests and the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the notes. In addition, our business activities, including hedging and trading activities, could cause our economic interests to be adverse to yours and could adversely affect any payment on the notes and the value of the notes. It is possible that hedging or trading activities of ours or our affiliates could result in substantial returns for us or our affiliates while the value of the notes declines. Please refer to “Risk Factors — Risks Relating to the Notes Generally” in the accompanying product supplement no. 4-I for additional information about these risks.

In addition, we are currently one of the companies that make up the Downside Index. We will not have any obligation to consider your interests as a holder of the notes in taking any corporate action that might affect the value of the Downside Index and the notes.

•	Certain BUILT-IN costs are likely to affect adversely the value of the notes prior to maturity — While the payment at maturity, if any, described in this term sheet is based on the full principal amount of your notes, the original issue price of the notes includes the agent’s commission and the estimated cost of hedging our obligations under the notes. As a result, the price, if any, at which J.P. Morgan Securities LLC, which we refer to as JPMS, will be willing to purchase notes from you in secondary market transactions, if at all, will likely be lower than the original issue price and any sale prior to the maturity date could result in a substantial loss to you. The notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your notes to maturity.
JPMorgan Structured Investments —	TS-5
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

•	NO INTEREST OR DIVIDEND PAYMENTS OR VOTING RIGHTS — As a holder of the notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities composing the Indices would have.
•	THE NOTES ARE SUBJECT TO CURRENCY EXCHANGE RISK — Because the prices of the equity securities composing the Upside Index are converted into U.S. dollars for the purposes of calculating the level of the Upside Index, holders of the notes will be exposed to currency exchange rate risk with respect to each of the currencies in which the equity securities composing the Upside Index trade. Your net exposure will depend on the extent to which those currencies strengthen or weaken against the U.S. dollar and the relative weight of the equity securities denominated in those currencies in the Upside Index. If, taking into account that weighting, the U.S. dollar strengthens against those currencies, the level of the Upside Index will be adversely affected and the payment at maturity, if any, may be reduced.
•	NON-U.S. SECURITIES RISK — The equity securities that compose the Upside Index have been issued by non-U.S. companies. Investments in securities linked to the value of such non-U.S. equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC, and generally non-U.S. companies are subject to accounting, auditing and financial reporting standards and requirements and securities trading rules different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws.
•	LACK OF LIQUIDITY — The notes will not be listed on any securities exchange. JPMS intends to offer to purchase the notes in the secondary market but is not required to do so. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the notes easily. Because other dealers are not likely to make a secondary market for the notes, the price at which you may be able to trade your notes is likely to depend on the price, if any, at which JPMS is willing to buy the notes.
•	MANY ECONOMIC AND MARKET FACTORS WILL IMPACT THE VALUE OF THE NOTES — In addition to the levels of the Indices on any day, the value of the notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:
•	the actual and expected volatility of the Indices;
•	the time to maturity of the notes;
•	the dividend rates on the equity securities underlying the Indices;
•	the expected positive or negative correlation between the Upside Index and the Downside Index, or the expected absence of such correlation;
•	interest and yield rates in the market generally;
•	a variety of economic, financial, political, regulatory and judicial events;
•	the exchange rate or volatility of the exchange rate between the U.S. dollar and each of the currencies in which the equity securities composing the Upside Index are traded; and
•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.
JPMorgan Structured Investments —	TS-6
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index

Historical Information

The following graphs show the historical performance of each Index based on the weekly historical Index closing levels from January 5, 2007 through March 9, 2012. The Index closing level of the MSCI AC Asia ex Japan Index on March 9, 2012 was 526.87. The Index closing level of the S&P 500® Index on March 9, 2012 was 1,370.87.

We obtained the Index closing levels below from Bloomberg Financial Markets. We make no representation or warranty as to the accuracy or completeness of the information obtained from Bloomberg Financial Markets. The historical Index closing levels of each Index should not be taken as an indication of future performance, and no assurance can be given as to the Index closing level of either Index on the pricing date or the Observation Date. We cannot give you assurance that the performances of the Indices will result in the return of any of your initial investment.

Supplemental Plan of Distribution

JPMS, acting as agent for JPMorgan Chase & Co., will receive a commission that will depend on market conditions on the pricing date. In no event will that commission exceed $10.00 per $1,000 principal amount note. See “Plan of Distribution (Conflicts of Interest)” beginning on page PS-77 of the accompanying product supplement no. 4-I.

For a different portion of the notes to be sold in this offering, an affiliated bank will receive a fee and another affiliate of ours will receive a structuring and development fee. In no event will the total amount of these fees exceed $10.00 per $1,000 principal amount note.

JPMorgan Structured Investments —	TS-7
Return Notes Linked to the Capped Upside Return of the MSCI AC Asia ex Japan Index and the Downside Return of the S&P 500® Index